News Release
Cory T. Walker
February 10, 2005	Chief Financial Officer
(386) 239-7250
BROWN & BROWN, INC.
2004 RESULTS SET RECORD LEVELS
FOR REVENUES AND INCOME

(Daytona Beach and Tampa, Florida) . . . Brown & Brown, Inc. (NYSE: BRO) today announced record earnings for 2004, the twelfth consecutive year the Company has hit record highs in both revenues and net income.  Net income for 2004 rose to $128,843,000, or $1.86 per share, an increase of 16.3% in per share earnings over the $110,322,000, or $1.60 per share earned in 2003. Total revenues for the year rose to $646,934,000, up 17.4% compared with the $551,040,000 attained in 2003.

During the fourth quarter of 2004, net income increased to $30,256,000, or $0.43 per share, compared with 2003 fourth quarter net income of $25,800,000, or $0.37 per share, a 16.2% increase. Total revenue for the fourth quarter of 2004 was $163,046,000, a 20.9% increase over 2003 fourth quarter revenues of $134,901,000.

J. Hyatt Brown, Chairman and Chief Executive Officer, said of the results, "Our outstanding record of earnings per share growth of 15% or more continues for the twelfth straight year, thanks primarily to the remarkable men and women who have adopted the Brown & Brown culture as their own.  Just as we achieved our last interim goal, "Project 28," we continue to aggressively pursue our current intermediate goal of achieving over the coming years "B-40," that is, $1 billion in revenue and a 40% operating margin (pre-tax income with interest and amortization expense added back).  We feel quite comfortable in our ability to continue growing and rewarding those who elect to grow with us."

Jim W. Henderson, President and Chief Operating Officer, noted, "During 2004 and carrying right into the new year, we have been favored by the exceptional caliber of organizations seeking to join the Brown & Brown team. The results that we continue to produce are proof of the win-win culture we achieve with acquisitions. Looking forward, we continue to see a large number of extremely fine potential new opportunities. 2004 also signaled a higher level of success in the recruitment and hiring of new future leaders. Many of them are expected to be successful graduates of our own Brown & Brown Insurance University."

Brown & Brown, Inc. and its subsidiaries offer a broad range of insurance and reinsurance products and services, as well as risk management, third party administration, and managed health care programs. Providing service to business, public entity, individual, trade and professional association clients nationwide, the Company is ranked by Business Insurance magazine as the United States’ eighth largest independent insurance intermediary. Our Web address is www.bbinsurance.com.

This press release may contain certain statements relating to future results which are forward-looking statements, including those relating to continuing our revenue, earnings and operating growth, and to identifying and consummating attractive acquisition opportunities. These statements are not historical facts, but instead represent only the Company’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results, financial condition and achievements may differ, possibly materially, from the anticipated results, financial condition and achievements indicated in these forward-looking statements. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results and condition, as well as its other achievements, are contained in the Company’s filings with the Securities and Exchange Commission. Some factors include: general economic conditions around the country; downward commercial property and casualty premium pressures; the competitive environment; the integration of the Company’s operations with those of businesses or assets the Company has acquired or may acquire in the future and the failure to realize the expected benefits of such integration; the potential occurrence of a disaster that affects certain areas of the States of Arizona, California, Florida, New Jersey, New York and/or Washington, where significant portions of the Company’s business are concentrated; the actual costs of resolution of contingent liabilities; those factors relevant to Brown & Brown's identification,  consummation and integration of acquisitions, including any matters analyzed in the due diligence process, material adverse changes in the customers of the companies whose operations are acquired, and material adverse changes in the business and financial condition of either or both companies and their respective customers; and the cost and impact on the Company of previously disclosed pending litigation and regulatory inquiries regarding industry and Company practices with respect to compensation received from insurance carriers, certain of which practices are currently under review by a committee of independent members of the Company’s Board of Directors. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

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Brown & Brown, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the		For the
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2004	2003	2004	2003
REVENUES
Commissions and fees	$158,352	$131,632	$638,267	$545,287
Investment income	1,108	344	2,715	1,428
Other income, net	3,586	2,925	5,952	4,325
Total revenues	163,046	134,901	646,934	551,040

EXPENSES
Employee compensation and benefits	82,220	67,157	314,221	268,372
Non-cash stock grant compensation	741	448	2,625	2,272
Other operating expenses	21,506	18,503	84,927	74,617
Amortization	6,069	4,508	22,146	17,470
Depreciation	2,249	2,141	8,910	8,203
Interest	3,457	813	7,156	3,624
Total expenses	116,242	93,570	439,985	374,558

Income before income taxes	46,804	41,331	206,949	176,482

Income taxes	16,548	15,531	78,106	66,160

Net income	$ 30,256	$ 25,800	$128,843	$110,322
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Net income per share:
Basic	$0.44	$0.38	$1.87	$1.61
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Diluted	$0.43	$0.37	$1.86	$1.60
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Weighted average number of shares Outstanding:
Basic	69,152	68,532	68,909	68,327
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Diluted	69,687	68,964	69,444	68,897
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Dividends declared per share:	$0.08	$0.07	$0.29	$0.2425
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Brown & Brown, Inc.
INTERNAL GROWTH SCHEDULE
Core Commissions and Fees(1)
Three Months Ended December 31, 2004
(in thousands)
(unaudited)

	Quarter	Quarter	Total	Total	Less	Internal
	Ended	Ended	Net	Net	Acquisition	Net
	12/31/04	12/31/03	Change	Growth %	Revenues	Growth %

Florida Retail	$ 35,242	$ 31,973	$ 3,269	10.2%	$ 574	8.4%
National Retail	45,765	30,244	15,521	51.3%	14,382	3.8%
Western Retail	24,960	23,926	1,034	4.3%	1,940	(3.8)%
Total Retail	105,967	86,143	19,824	23.0%	16,896	3.4%

Professional Programs	11,095	9,571	1,524	15.9%	650	9.1%
Special Programs	22,466	16,927	5,539	32.7%	4,640	5.3%
Total Programs	33,561	26,498	7,063	26.7%	5,290	6.7%

Brokerage	12,108	7,307	4,801	65.7%	3,304	20.5%

TPA Services	6,348	5,608	740	13.2%	-	13.2%

Total Core Commissions
and Fees (1)	$157,984	$125,556	$32,428	25.8%	$25,490	5.5%
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Reconciliation of Internal Growth Schedule
to Total Commissions and Fees
Included in the Consolidated Statements of Income
for the Three Months Ended December 31, 2004 and 2003
(in thousands)
(unaudited)

	Quarter	Quarter
	Ended	Ended
	12/31/04	12/31/03

Total core commissions and fees(1)	$157,984	$125,556
Contingent commissions	368	2,957
Divested business	-	3,119

Total Commission & Fees	$158,352	$131,632
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(1)  Total core commissions and fees are our total commissions and fees less (i) contingent commissions (revenue derived from special revenue sharing commissions from insurance companies based upon the volume and the growth and/or profitability of the business placed with such companies during the prior year), and (ii) divested business (commissions and fees generated from offices, books of business or niches sold by the Company or terminated).

Brown & Brown, Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$ 188,106	$ 56,926
Restricted cash	147,483	116,543
Short-term investments	3,163	382
Premiums, commissions and fees receivable	173,416	146,672
Other current assets	28,819	22,943
Total current assets	540,987	343,466

Fixed assets, net	33,438	32,396
Goodwill	360,843	237,753
Amortizable intangible assets, net	293,009	232,934
Investments	9,328	10,845
Other assets	12,933	8,460
Total assets	$1,250,538	$865,854
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LIABILITIES
Current liabilities:
Premiums payable to insurance companies	$ 240,867	$199,628
Premium deposits and credits due customers	34,841	22,223
Accounts payable	16,257	11,282
Accrued expenses	58,031	49,691
Current portion of long-term debt	16,135	18,692
Total current liabilities	366,131	301,516

Long-term debt	227,063	41,107

Deferred income taxes, net	24,859	15,018

Other liabilities	8,160	10,178

SHAREHOLDERS’ EQUITY
Common stock, par value $0.10 per share;
authorized 280,000 shares; issued and
outstanding, 69,159 at 2004 and 68,561 at 2003	6,916	6,856
Additional paid-in capital	187,280	170,130
Retained earnings	425,662	316,822
Accumulated other comprehensive income	4,467	4,227

Total shareholders’ equity	624,325	498,035

Total liabilities and shareholders’ equity	$1,250,538	$865,854
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